Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Trio Petroleum Corp. on Form S-1 (Amendment No. 2) (File No. 333-267380) of our report dated March 17, 2022 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Trio Petroleum Corp. as of October 31, 2021 and for the period from July 19, 2021 (inception) to October 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Houston, Texas
November 18, 2022